UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 24, 2011

FOUR RIVERS BIOENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-51574	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (44) 1642 674085

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2011, Four Rivers BioEnergy Inc.’s wholly owned subsidiary, Verta Energy Trading Limited (“VETL”), entered into a share purchase agreement  (“the Agreement”) with the shareholders of ML Oils Limited (“ML”) whereby VETL has agree to buy, and the ML shareholders have agreed to sell, all of the issued share capital of ML to VETL in exchange for consideration payable on completion of the sale (“Completion Consideration”) and a possible earn-out payment based on the financial performance of ML (“Deferred Consideration”).

ML is incorporated under the laws of England and Wales. It owns an established business which collects, purchases, aggregates, treats and sells waste used cooking oils in the United Kingdom. Its processing and storage facility is based in North Wales (“the ML Premises”).

The Completion Consideration comprises (a) the payment of £500,000 (approximately $800,000) to the ML shareholders, (b) the issuance to the ML shareholders of shares in VETL such that after the acquisition of ML the ML shareholders will own 12.5% of the issued share capital of VETL and (c) the issuance by Four Rivers BioEnergy Inc. (“the Company”) of warrants to purchase 100,000 shares of its common stock at an exercise price of $0.50 per share, which will vest upon attainment of certain to be agreed to performance targets.

The Deferred Consideration is based upon the earnings before interest, tax and depreciation (“EBITDA”) reported in ML’s audited financial statements for each of its financial years ended April 30, 2012 and 2013 (adjusted as set out in the Agreement) and shall be calculated at the rate of 1.2 times the amount by which the EBITDA in each year exceeds £260,000 (approximately $420,000), up to an aggregate maximum of £700,000 (approximately $1,120,000) of Deferred Consideration. The ML shareholders have the right to elect to receive any Deferred Consideration payable to them in the form of cash or further shares in VETL (although such additional shares shall not in any circumstance result in their aggregate shareholding in VETL exceeding 25% of the then issued share capital of VETL. Such number of additional shares will be determined based upon the then value of VETL, calculated as 3.5 times VETL’s current year annualized earnings before interest, tax, depreciation and amortization.

ML reported estimated, unaudited revenues, of approximately £2.5m ($4.0m) and profit before tax of approximately £200,000 ($320,000), in the year ended April 30, 2011, in relation to the business being acquired.

Under the terms of the Agreement, to the extent that ML shall have less than £150,000 (approximately $240,000) in net working capital at closing, the difference shall be subtracted from the cash component of the Completion Consideration. To the extent that the net working capital at closing is greater than £150,000, the difference shall be payable in cash to the ML shareholders following the preparation and agreement of the Completion Accounts (as that term is defined in the Agreement).

Completion of the Agreement is subject to certain conditions being met by the parties prior to September 7, 2011. The primary conditions relate to completion of certain agreements relating to the post acquisition business of ML and VETL, being: (a) a waste oil supply agreement between ML Oils Collections Limited (“Small Collections”) (an affiliated company of Martin Corbett, one of the ML shareholders) and VETL governing the exclusive supply of product by Small Collections to VETL and ML; (b) certain contracts between ML and (i) a supplier and (ii) the landlord of the ML Premises; (c) a service contract between ML and VETL and Mr. Corbett, and (d) a shareholders’ agreement between the future shareholders of VETL. The Agreement also includes comprehensive warranties provided by the ML shareholders.

Item 9.01  Financial Statements and Exhibits

99.1 Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2011	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer